Exhibit 10.3

420 Stevens Avenue, Suite 230

Solana Beach, CA 92075

October 29, 2025

VIA EMAIL

Mr. Greg Skalicky, Chief Revenue Officer

Eversana Life Science Services, LLC

190 N. Milwaukee Street

Milwaukee, WI 53202

Re: Letter Agreement concerning Commercial Services Agreement

Dear Greg:

This Letter Agreement is made in reference to that certain Commercial Services Agreement by and between Evoke Pharma, Inc. (“Evoke”) and Eversana Life Sciences Services, LLC (“Eversana”), dated January 21, 2020, as amended in Amendment No. 1, dated February 1, 2022, and Amendment No. 2, dated November 3, 2022 (as amended, the “Agreement”).

In connection with the foregoing Evoke and Eversana hereby agree as follows.

1.	CONFIDENTIALITY; DEFINITIONS AND EFFECTIVE DATE

1.1	This Letter Agreement and any discussions regarding its contents shall be treated as Confidential Information pursuant to Article 11 of the Agreement.

1.2	Any capitalized terms used in this Letter Agreement but not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

1.3	This Letter Agreement shall become effective upon the execution date of the last signatory hereto (the “Letter Agreement Effective Date”).

2.	BUDGET

2.1	Following the Letter Agreement Effective Date and for the remainder of calendar year 2025:

2.1.1	Eversana will have the right to unilaterally reduce the annual Commercialization Budget to no less than eighteen million U.S. dollars (US $18,000,000) annual run rate.

2.1.2	Notwithstanding the foregoing, Sales Force representatives and field reimbursement managers will not be included in Commercialization Budget reduction for 2025.

2.2	For the calendar year 2026:

2.2.1

Evoke and Eversana shall endeavor, via the yearly annual budgeting process in preparation for calendar year 2026 (to occur in Q3/Q4 2025), to lower the Commercialization Budget to a sixteen million U.S. dollars (US $16,000,000) annual run rate for calendar year 2026.

2.2.2

Eversana will not be required to replace Sales Force representatives that voluntarily depart during calendar year 2026, provided that Eversana continues to meet its Commercialization Budget obligations.

2.2.3

Evoke may request in writing an increase to the annual Commercialization Budget for calendar year 2026, but any such increase above sixteen million U.S. dollars (US $16,000,000) will be reimbursed in full by Evoke (or its successor) on a fee-for-service basis pursuant to Section 5.3 of the Agreement.

3.	CUMULATIVE DEFERRED COSTS

3.1

Evoke shall pay Eversana one million U.S. dollars (US $1,000,000) of any outstanding Cumulative Deferred Costs incurred by Eversana within thirty (30) days after the earlier of (a) a Change of Control of Evoke and (b) the natural expiration of the Agreement on December 31, 2026.

3.2

Any remaining Cumulative Deferred Costs incurred by Eversana during the Term which remain unreimbursed at the time of a Change of Control of Evoke or the termination or expiration of the Agreement will not be reimbursed by Evoke except to the limited extent expressly provided under one of the three scenarios described in Section 5 of this Letter Agreement. For clarity, under no circumstances following the expiration or earlier termination (for any reason) of the Agreement shall Eversana be entitled to any payments out of Net Sales that occur after expiration or termination of the Agreement.

4.	EXTENSION OF SERVICES

4.1

Following the natural expiration of the Agreement, Eversana shall consider in good faith any request from Evoke concerning an extension of Commercialization Services for Functional Services on a fee-for-service basis.

5.	EFFECTS OF TERMINATION

5.1	Evoke’s or its successor’s financial obligations shall be as set forth under the scenarios below following the expiration or earlier termination of the Agreement.

5.2	Scenario 1 – Eversana terminates as a result of an Evoke Change of Control

Pursuant to Section 14.2(f) of the Agreement (as amended in Amendment No. 1), Eversana has the right to terminate the Agreement upon thirty (30) days’ written notice to Evoke if Evoke undergoes a Change of Control. If Eversana makes such election to terminate the Agreement (and provided that Evoke is not past due in making any payment obligations owed during the term), the only payments that Evoke would owe Eversana upon such termination would be the single monthly payment for (a) reimbursable costs incurred in the month prior to the effective date of termination, (b) Eversana’s share of the profit for such month, if any, and (c) in accordance with Section 5.6 of the Agreement (as amended in Amendment No. 1), paying down the Cumulative Deferred Costs (i.e., reimbursable costs from Sections 5.3 or 5.4 in one or more of the prior months that has not been previously reimbursed) only to the extent there remains any recognized Net Sales from the final month in excess of the reimbursable amounts for such final month, but capped at 90% of such excess to be used for such purpose (with the remaining 10% to be split between the Parties per Section 5.5 of the Agreement (as amended in Amendment No. 1)). For clarity, any remaining Cumulative Deferred Costs that are not paid off by such excess, which is capped by Net Sales in the final month of the Term, would not become payable at or after such termination.

5.2	Scenario 2 – Evoke or its acquiror terminates as a result of an Evoke Change of Control

Alternatively, if pursuant to Section 14.2(f) of the Agreement (as amended in Amendment No. 1), any acquiror of Evoke makes such election to terminate the Agreement as a result of a Change of Control of Evoke, then in such event, Evoke or its acquiror would be required to pay Eversana the following:

•

a one-time payment, within sixty (60) days of the effective date of termination, in an amount equal to the sum of (a) all unreimbursed Commercialization Costs (including unreimbursed Cumulative Deferred Costs and Accrued Pre-Commercialization Costs) actually incurred by Eversana for such month prior to the effective date of termination and (b) ten percent (10%) of the Commercialization Costs actually incurred by Eversana in the twelve (12) months immediately prior to the effective date of termination; and

•	the final monthly payment for Eversana’s share of the profit for the single month prior to termination.

For clarity, unlike in Scenario 1, the Cumulative Deferred Costs that had accumulated from prior months throughout the Term would be payable in full at termination irrespective of whether there was an excess in Net Sales in the final month from which such Cumulative Deferred Costs could be deducted in accordance with Section 5.6 (as amended in Amendment No. 1).

5.3	Scenario 3 – Neither Party terminates as a result of an Evoke Change of Control.

In the event that neither Eversana nor Evoke exercises its right of termination pursuant to Section 14.2(f) of the Agreement (as amended in Amendment No. 1), or any other right to terminate the Agreement, then the Agreement would continue in place without change until its natural expiration on December 31, 2026. Upon the natural expiration of the Agreement, the payments owed by Evoke to Eversana would be similar to those set forth in Scenario 1. Namely, the only payments that Evoke would owe Eversana upon expiration of the Agreement (provided that Eversana is not past due in making any payment obligations owed during the term) would be the single monthly payment for (a) reimbursable costs incurred in the month prior to the effective date of expiration, (b) Eversana’s share of the profit for such month, if any, and (c) in accordance with Section 5.6 of the Agreement (as amended in Amendment No. 1), paying down the Cumulative Deferred Costs (i.e., reimbursable costs from Sections 5.3 or 5.4 in one or more of the prior months that has not been previously reimbursed) only to the extent there remains any recognized Net Sales from the final month in excess of the reimbursable amounts for such final month, but capped at 90% of such excess to be used for such purpose (with the remaining 10% to be split between the parties per Section 5.5 of the Agreement (as amended in Amendment No. 1)). Again, for clarity, any remaining Cumulative Deferred Costs that are not paid off by such excess, which is capped by Net Sales in the final month of the Term, would not become payable at or after such expiration.

5.4

In any scenario, including in the event of an Evoke Change of Control without termination, the outstanding principal and interest owed by Evoke will be due pursuant to the terms of that certain Loan Agreement, dated January 21, 2020 (“Loan Amount”). Evoke or its acquiror will pay the Loan Amount within ninety (90) days of the Change of Control, termination, or expiration, as applicable.

6.	MISCELLANEOUS

6.1

All of the terms and conditions of the Agreement shall remain in full force and effect, except to the extent expressly provided in this Letter Agreement. In the event of a conflict between this Letter Agreement and the Agreement, this Letter Agreement shall control (including with respect to the interpretation of the Agreement pursuant to the scenarios set forth above), and this Letter Agreement shall be deemed an amendment to the Agreement.

6.2

This Letter Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Letter Agreement.

6.3

This Letter Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

IN WITNESS THEREOF, the Parties have caused this Letter Agreement to be executed by their respective duly authorized officers.

Signed by:

EVOKE PHARMA, INC.

By:	/s/ Matthew J. D’Onofrio
Name:	Matthew J. D’Onofrio, CEO
Date:	10/29/2025

Signed by:

EVERSANA LIFE SCIENCES SERVICES, LLC

By:	/s/ Greg Skalicky
Name:	Greg Skalicky, CRO
Date:	10/27/2025